Exhibit 10.18

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (“Agreement”) dated as of November 15, 2022, is entered into by and between Black Hills Corporation (“Company”) and ________________________ (“Employee”).

1.
RECITALS.

The Board of Directors of the Company (“Board”) has determined that it is in the best interests of the Company and its shareholders to encourage the Employee’s full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control (as defined below). Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

2.
DEFINITIONS.

“AFFILIATE” shall have the meaning ascribed to such term in rule 12b-2 of the General Rules and Regulations of the Exchange Act.

“ANNUAL COMPENSATION” shall mean, with respect to any calendar year, all of the following compensation paid or payable, as applicable, to or on behalf of the Employee by the Company during a calendar year including: (a) base salary, targeted annual incentive bonus, targeted long-term incentive grants and awards; and (b) Company Matching Contributions and Company Retirement Contributions or other benefits payable under the Retirement Savings Plan and Supplemental Matching Contributions, Supplemental Retirement Contributions and Supplemental Target Contributions under the Nonqualified Deferred Compensation Plan (as such terms are defined in the applicable plans).

“BENEFICIAL OWNER” or “BENEFICIAL OWNERSHIP” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

“CAUSE” means those events or conditions described in subsection 8(a).

“CHANGE IN CONTROL” shall mean any of the following events:

(a)
The acquisition in a transaction or series of transactions by any Person of Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the then outstanding shares of common stock of the Company; provided, however, that for purposes of this Agreement, the following acquisitions will not constitute a Change in Control: (A) any acquisition by the Company; (B) any acquisition of common stock of the Company by an underwriter holding securities of the Company in connection with a public offering thereof; and (C) any acquisition by any Person pursuant to a transaction which complies with subsections (c)(i), (ii) and (iii) below;

(b)
Individuals who, as of October 1, 2022, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s common shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened proxy contest involving the solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any actual or threatened proxy contest;

(c)
Consummation, following shareholder approval, of a reorganization, merger, or consolidation of the Company, or a sale or other disposition of all or substantially all of the assets of the Company (each a “Business Combination”), unless, in each case, immediately following such Business Combination, all of the following have occurred: (i) all or substantially all of the individuals and entities who were beneficial owners of shares of the common stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding shares of the entity resulting from the Business Combination or any direct or indirect parent corporation thereof (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one (1) or more subsidiaries) (the “Successor Entity”); (ii) no Person (excluding any Successor Entity or any employee benefit plan or related trust, of the Company or such Successor Entity) owns, directly or indirectly, thirty percent (30%) or more of the combined voting power of the then outstanding shares of common stock of the Successor Entity, except to the extent that such ownership existed prior to such Business Combination; and (iii) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination or any direct or indirect parent corporation thereof were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such Business Combination; or

(d)
Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with subsections (c)(i), (ii), and (iii) above.

(e)
A Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Common Stock as a result of the acquisition of Common Stock by the Company which, by reducing the number of shares of Common stock then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Common Stock by the Company, and after such stock acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Common Stock which increases the percentage of the then outstanding Common Stock Beneficially Owned by the Subject Person, then a Change in Control shall occur.

(f)
A Change in Control shall not be deemed to occur unless and until all regulatory approvals required in order to effectuate a Change in Control of the Company have been obtained and the transaction constituting the Change in Control has been consummated.

“CODE” means the Internal Revenue Code of 1986, as amended from time to time, and applicable regulations and guidance thereunder.

“DISABILITY” means the Employee is eligible for and receiving benefits under the Company sponsored group long-term disability plan in which the Employee participates.

“DISABILITY DATE” means the date subsequent to a Change in Control on which the Employee is determined to have a Disability.

“EFFECTIVE DATE” means the first date on which a Change in Control occurs. The Effective Date does not occur and no benefits shall be paid under this Agreement if for any reason the Employee is not an employee of the Company on the day immediately prior to the Effective Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“EXCHANGE ACT” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

“GOOD REASON” means those events or conditions described in subsection 8(c) below.

“NONQUALIFIED DEFERRED COMPENSATION PLAN” means the Company’s Nonqualified Deferred Compensation Plan as amended and restated effective January 1, 2011, and as amended or replaced from time to time thereafter prior to the Effective Date and the Company’s Post-2018 Nonqualified Deferred Compensation Plan as effective January 1, 2019, and as amended or replaced from time to time thereafter prior to the Effective Date.

“NOTICE OF TERMINATION” means a notice which indicates the specific termination provision in this Agreement, if any, relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provisions so indicated. Any purported termination by the Company or Employee shall be communicated by written notice of termination to the other.

“OMNIBUS INCENTIVE COMPENSATION PLANS” means the incentive compensation plans known as the “Amended and Restated 2015 Omnibus Incentive Plan” as effective April 26, 2022, the “Black Hills Corporation 2015 Omnibus Incentive Compensation Plan” as effective April 28, 2015, and the “Black Hills Corporation 2005 Omnibus Incentive Compensation Plan” as effective May 25, 2005, and as the plans are amended or replaced from time to time thereafter prior to the Effective Date.

“PENSION PLAN” means the Black Hills Retirement Plan as amended and restated effective January 1, 2020, and as amended from time to time thereafter prior to the Effective Date.

“PERSON” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

“PROTECTION PERIOD” means the time period beginning on the Effective Date and ending on the second annual anniversary of the Effective Date.

“RELATED COMPANY” means any business organization or legal entity that directly or indirectly, controls, is controlled by or is under common control with the Company. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by”, and “under common control with”) includes the possession, direct or indirect, of the power to vote 50 percent or more of the voting equity securities, membership interest, or other voting interest, or to direct or cause the direction of the management and policies of such business organization or other legal entity, whether through the ownership of voting equity securities, membership interest, by contract, or otherwise.

“RESTORATION PLAN” means the Company’s Restoration Plan as in effect on January 1, 2022 and as amended or replaced from time to time thereafter prior to the Effective Date.

“RETIREE HEALTHCARE PLAN” means the Company’s Retiree Healthcare Plan as amended and restated effective January 1, 2016, and as further amended from time to time thereafter prior to the Effective Date.

“RETIREMENT SAVINGS PLAN” means the Black Hills Corporation 401(K) Retirement Savings Plan (401K) as amended and restated effective January 1, 2022, and as further amended from time to time thereafter prior to the Effective Date.

“SEVERANCE COMPENSATION” means the greater of: Employee’s base salary and annual incentive target on the day immediately prior to the (i) Effective Date; or (ii) Termination Date.

“SUBSIDIARY” means any corporation, partnership, limited liability company, joint venture, or other entity in which the Company has a majority voting interest.

“SUCCESSOR EMPLOYER” means any Successor Entity (as defined in the definition of “Change in Control” herein) or any other successor in interest or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) of the business and/or assets of the Company.

“TERMINATION DATE” means the date, subsequent to the Effective Date, of the Employee’s separation from service (as defined for purposes of Code Section 409A) with the Company and all Related Companies.

“WELFARE BENEFITS” means the benefits provided under the Group Insurance Plan for the Employees of Black Hills Corporation and the Black Hills Corporation Employee Healthcare Plan, as the plans and the terms and conditions thereof exist on the day immediately prior to the Effective Date. For the avoidance of doubt, the term Welfare Benefits shall not include a “flexible spending arrangement” (within the meaning of Proposed Regulation Section 1.125-5(a) or subsequent authoritative guidance).

3.
TERM OF AGREEMENT.

The Term of this Agreement shall commence on the date of execution and shall continue in effect until November 15, 2025. If no Change in Control shall have occurred during the Term, this Agreement shall expire. If a Change in Control occurs during the Term, this Agreement shall remain in effect (including during the entire Protection Period) for full performance according to its terms. Upon expiration of the Term prior to a Change in Control, the Company, by action of its Board, may elect to renew or not renew this Agreement, or may offer to renew the Agreement subject to modifications of any term or condition, at its discretion. The Board may, in its discretion, terminate this Agreement prior to the expiration of the Term, in the event that Employee, for any reason, ceases to be employed with the Company in a position as an executive officer within the meaning of the Exchange Act.

4.
EMPLOYMENT.

During the Protection Period the Company or Successor Employer agrees to continue to employ the Employee and the Employee agrees to remain in the employ of the Company or Successor Employer, subject to the provisions of this Agreement. During the Protection Period, the Employee shall be employed in a position substantially similar to Employee’s position prior to the Change in Control or in such other capacity as may be mutually agreed to in writing by the parties. Employee shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in a similar capacity.

During the Protection Period, excluding paid-time-off or another approved leave of absence, Employee agrees to devote Employee’s full attention and time to the business and affairs of the Company to the extent necessary to discharge the responsibilities assigned to Employee hereunder and to comply with all material written policies of the Company. It is expressly understood and agreed that to the extent that any civic, charitable or industry-related activities have been conducted by Employee prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of Employee’s responsibilities to the Company. In addition, if Employee serves on a public Board of Directors prior to the Effective Date, the Employee shall retain the right to continue to serve on that particular Board.

5.
COMPENSATION.

During the Protection Period, the Company agrees to pay or cause to be paid to Employee Annual Compensation at a rate at least equal to the highest rate of the Employee’s Annual Compensation as in effect at any time within one year preceding the Effective Date, and as may be increased from time to time. Such Annual Compensation shall be payable in accordance with the Company’s customary practices applicable to its officers and employees.

6.
EMPLOYEE WELFARE AND PENSION BENEFITS.

During the Protection Period, the Company shall provide to the Employee the Welfare Benefits (including Retiree Healthcare Plan credits for purposes of this Section 6) and the Pension Plan, or other substantially similar employee welfare and pension benefits, as available from time to time, but in no event on a basis less favorable in the aggregate in terms of benefit levels and coverage than the Welfare Benefits and the Pension Plan. In the event Employee is not a participant in a Welfare Benefits plan or the Pension Plan prior to the Effective Date, then Company shall have no obligation to provide that Welfare Benefits plan or the Pension Plan or other substantially similar employee welfare and pension benefits as provided in this Section 6. For purposes of this Section 6, if the Employee is not entitled to any future benefit accruals in the Pension Plan as of the Effective Date the Employee shall not be treated as a participant in the Pension Plan for purposes of accruing benefits under the Pension Plan.

7.
OTHER BENEFITS.

(a)
Executive and Fringe Benefits and Paid-Time-Off. During the Protection Period, Employee shall be entitled to all executive and fringe benefits and paid-time-off generally made available by the Company, as applicable, to its executives or other employees. Unless otherwise provided herein, the executive and fringe benefits and paid-time-off provided to Employee during the Protection Period shall be on the same basis and terms as other similarly situated employees of the Company, but in no event shall be less favorable in the aggregate than the most favorable executive and fringe benefits or paid-time-off to Employee at any time within one year period preceding the Effective Date, or if more favorable, at any time thereafter.

(b)
Expenses. Employee shall be entitled to receive prompt reimbursement of all expenses reasonably incurred by Employee in connection with the performance of Employee’s duties hereunder or for promoting, pursuing or otherwise furthering the business or interests of the Company. All reimbursements under this Section 7(b) will be paid as promptly as administratively practicable, but in no event later than by December 31st of the year next following the calendar year in which the expense was incurred.

(c)
Indemnity. If, at the time of a Change in Control, the Employee was covered by an Indemnity Agreement and/or Directors’ and Officers’ Insurance (D & O) coverage, then the Indemnity Agreement and D & O coverage shall continue in full force and effect throughout the Protection Period, and beyond the Protection Period, with respect to claims arising out of acts or omissions of the Employee prior to a Change in Control. If, following a Change in Control, Company or the Successor Employer adopts substitute Indemnity Agreements, and/or D & O coverage, for employees having substantially the same authority, duties, and responsibilities as Employee, then Employee shall be entitled to receive the benefit of such protection with respect to claims arising from acts or omissions of Employee following a Change in Control. Payment for expenses to be reimbursed under this Section 7(c) shall be made in accordance with the time specified under the Indemnity Agreement or D & O coverage, but in no event later than by December 31st of the year next following the year in which the expense was incurred.

8.
TERMINATION.

During the Protection Period, Employee’s employment hereunder may be terminated under the following circumstances:

(a)
Cause. The Company may terminate Employee’s employment for “Cause.” A termination of employment is for “Cause” if Employee (1) enters a guilty plea, pleads nolo contendre to, or is convicted of a felony offense that is demonstrably injurious to the Company; (2) engages in misconduct which is demonstrably injurious to the Company, monetarily or otherwise; (3) fails to perform Employee’s material duties and responsibilities or to satisfy Employee’s material obligations as an officer or employee of the Company, or other material breach of any terms or conditions of any material written policy of the Company or any written agreement between Employee and the Company, or (4) fails, after reasonable request, to cooperate with the Company or governmental authorities in connection with a civil or criminal regulatory investigation or proceeding, or other civil litigation involving the company; provided, however, that no termination of Employee’s employment shall be for Cause as set forth in clauses (2), (3) or (4), unless (i) there shall have been delivered to Employee a copy of a written Notice of Termination, at least thirty (30) days in advance of the Termination Date, setting forth that Employee was guilty of the conduct set forth in such applicable clause and specifying the particulars thereof in detail; and (ii) Employee shall have been provided an opportunity to be heard by the Board (with the assistance of Employee’s counsel if Employee so desires). Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by Employee after a Notice of Termination is given to the Employee shall constitute Cause for purposes of this Agreement.

(b) Death or Disability. Employee’s employment with the Company will terminate upon Employee’s death or upon the Employee’s Disability Date, as applicable. The Company or Successor Employer may terminate Employee’s employment as of or after the Employee’s Disability Date. Employee shall be entitled to the compensation and benefits provided for under this Agreement for any period during the Protection Period and prior to the Employee’s Disability Date, during which Employee is unable to work due to a physical or mental infirmity, and up to the Employee’s Disability Date.

(c) Good Reason. The Employee may terminate employment for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean the occurrence after the Effective Date of any of the events or conditions described below, without Employee’s consent.

(i)
A material reduction of the Employee’s authority, duties, or responsibilities from those in effect immediately prior to the Effective Date;

(ii)
A material reduction in the Employee’s base salary or annual incentive target opportunity, excluding a temporary reduction in salary applicable to all similarly situated employees;

(iii)
Any material breach by the Company of any provision of this Agreement, including, but not limited to, the Company’s failure to provide the Employee Welfare and Pension Benefits or Restoration Plan benefits, as set forth in Section 6, provided that such failure constitutes a material breach under subsection 8(c)(v);

(iv)
The Company’s requiring the Employee to be based outside a 50-mile radius from Employee’s usual and normal place of work prior to the Effective Date, except for reasonably required travel on the Company’s business which is not substantially greater than such travel requirements prior to the Effective Date; or

(v)
Any other action or inaction that constitutes a material breach by the Company of the agreements under which the Employee provides services including, but not limited to, the failure of the Company to obtain an agreement, satisfactory to the Employee, from any Successor Employer or assign of the Company, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be obligated to perform under this Agreement, as contemplated in Section 13.

In order to effectuate a termination for Good Reason under this Section 8(c), the Employee shall, within ninety (90) days after the initial existence of the condition, deliver written Notice of Termination to the Company stating the grounds for Good Reason in support of termination and specifying the Termination Date, which shall be (A) not earlier than thirty (30) days after giving the Notice of Termination, and (B) not later than one hundred eighty (180) days after giving the Notice of Termination or the last day of the Protection Period.

The Company may, within thirty (30) days after receipt of such Notice of Termination, remedy the condition, in which case the Good Reason for termination shall be deemed not to have occurred. For purposes of determining the amount of any cash payment payable to the Employee in accordance with Section 9, any reduction in compensation or benefit that would constitute Good Reason hereunder shall be deemed not to have occurred.

(d)
Other Terminations. The Company may terminate Employee’s employment without Cause upon written Notice of Termination to Employee. Employee may terminate Employee’s employment without Good Reason upon written Notice of Termination to Employee.

9.
COMPENSATION UPON TERMINATION.

Upon termination of Employee’s employment effective during the Protection Period, Employee shall be entitled to the following compensation and benefits:

(a)
If Employee’s employment with the Company shall be terminated (i) by the Company for Cause or Disability, or (ii) by reason of Employee’s death, or (iii) by Employee without “Good Reason” pursuant to Section 8(c), the Company shall pay Employee all amounts earned or accrued through the Termination Date, but not paid as of the Termination Date, including all Annual Compensation, reimbursement for reasonable and necessary expenses incurred by Employee on behalf of the Company during the period ending on the Termination Date, together with accrued vacation pay, and paid time off (collectively “Accrued Compensation”), each in accordance with the applicable policies, plans and practices of the Company. In addition to the foregoing, if the Employee’s employment is terminated by the Company for Disability or by reason of the Employee’s death, the Company shall pay to the Employee or Employee’s beneficiaries an amount equal to the “Pro Rata Bonus” which shall mean an amount equal to 100% of the annual incentive bonus target that the Employee would have been eligible to receive for the Company’s fiscal year in which the Employee’s employment terminates, multiplied by a fraction, the numerator of which is the number of days in such fiscal year through the Termination Date and the denominator of which is 365. The Pro Rata Bonus shall be paid in a lump sum within sixty (60) days following the Termination Date.

(b)
If during the Protection Period the Employee’s employment with the Company shall be terminated (other than by reason of death) (i) by the Company other than for Cause or Disability, or (ii) by Employee for Good Reason, then following the Termination Date, subject to the conditions specified below, the Employee shall be entitled to the following:

(i)
The Company shall pay Employee all Accrued Compensation, payable in accordance with the applicable policies, plans and practices of the Company, and a Pro Rata Bonus, payable within sixty (60) days following the Termination Date.

(ii)
The Company shall pay Employee, in lieu of any further compensation for periods subsequent to the Termination Date, a lump sum severance payment, in cash, in an amount equal to two times (2x) the Employee’s Severance Compensation. The lump sum severance payment described in this paragraph shall be paid within sixty (60) days after the Termination Date.

(iii)
As a condition of receiving payments and benefits provided in this subsection 9(b) other than Accrued Compensation, Employee shall execute and deliver to Company or Successor Employer the Waiver and Release Agreement (“Release”) in substantially the same form as attached hereto as Exhibit A. The severance payments and benefits shall not be paid or provided unless the Employee has executed and delivered the Release within the timeframe specified by the Company consistent with applicable laws, and the Release has become irrevocable as provided therein. Prior to the Effective Date, the Company may revise the Release to conform to applicable law, so long as the Release does not increase the obligations of Employee thereunder.

(iv)
An Employee shall have the same rights as any other similarly situated terminated employee under the Black Hills Corporation Employee Health Care Plan, Group Insurance Plan for the Employees of Black Hills Corporation, and/or Black Hills Corporation Employee Flexible Benefits Plan (the “Plans”). In addition, if Employee, prior to the Termination Date, was enrolled in the medical, dental, vision, employee assistance program (“EAP”) and/or executive physical program (“EPP”) benefits (the “Benefits”) provided under the Plans (or successors thereto), the Company or the Successor Employer, or any affiliate of the Successor Employer as determined under the rules of Code Sections 414(b) and (c), shall at its expense continue on behalf of Employee and Employee’s dependents, if dependents were enrolled prior to the Termination Date, for a period of eighteen (18) months following the Termination Date, the benefits no less favorable than the benefit levels and coverage provided to and enrolled by the Employee prior to the Termination Date. Employee shall pay the employee portion of applicable premiums required to be paid by similarly-situated active employees (or retired employees in the case that the Employee is retired) of the Company. At its election, the Company may provide Employee and Employee’s dependents with taxable cash in the amount of the value of equivalent benefits outside the Welfare Benefits plans. The Company’s obligation with respect to the foregoing benefit shall be discontinued in the event that Employee becomes eligible for health, dental or vision benefits of a subsequent employer. For purposes of this provision, Employee shall have a duty to inform Company as to the terms and conditions of any subsequent employment and the corresponding benefits the Employee is eligible for in connection with such employment. To the extent required to avoid accelerated taxation and/or tax penalties under Code Section 409A, amounts reimbursable to Employee under this Agreement shall be paid to Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Employee) during one year may not affect amounts reimbursable or provided in any subsequent year.

(v)
If Employee was eligible for the Retiree Healthcare Plan immediately prior to a Change in Control, then as of Employee’s Termination Date, the Employee’s benefit under the Retiree Healthcare Plan shall be determined as if (i) Employee had completed an additional two (2) Years of Plan Participation (as defined in the Retiree Healthcare Plan), and (ii) Employee were two (2) years older for determining eligibility for plan benefits. Furthermore, if the Employee is not eligible for benefits after the age and participation adjustment, then the Retirement Medical Savings Account (after adjustment for two years of participation) will be considered vested, and upon attainment of age 55 the Employee shall be deemed eligible for Retiree Healthcare Plan benefits, with the vested Retirement Medical Savings Account available to offset premiums. At its election, the Company may provide Employee and Employee’s dependents with equivalent benefits outside the Retiree Healthcare Plan.

(vi)
If Employee was a participant in the Restoration Plan and the Pension Plan immediately prior to a Change in Control, then as of Employee’s Termination Date, Employee’s Restoration Plan benefit shall be determined as if (i) Employee completed two (2) additional years of Credited Service under the Pension Plan, and (ii) the Employee received Annual Compensation during each additional year of Credited Service. For purposes of this subsection 9(b)(vi), if the Employee is not entitled to any future benefit accruals in the Restoration Plan as of the Effective Date the Employee shall not receive any additional Credited Service or Annual Compensation when determining their Restoration benefit.

Furthermore, the Employee shall be made 100% vested for purposes of the Restoration Plan, if the Employee is a participant in such plan (for purposes of this subsection) and is not already fully vested.

(vii)
If Employee was a participant in the Nonqualified Deferred Compensation Plan immediately prior to a Change in Control, then as of Employee’s Termination Date, Employee’s Non-Elective Account in the Nonqualified Deferred Compensation Plan shall become immediately vested and be determined as if (i) Employee had completed two (2) additional Plan Years of participation and earned the related Supplemental Matching Contributions, Supplemental Retirement Contributions, and Supplemental Target Contributions (all as defined in the Nonqualified Deferred Compensation Plan); no investment earnings shall be attributed for this additional period, and (ii) Employee received Annual Compensation during each additional Plan Year of participation.

For purposes of this subsection 9(b)(vii), the additional contributions under the Nonqualified Deferred Compensation Plan (Supplemental Matching Contributions, Supplemental Retirement Contributions, and Supplemental Target Contributions) shall be determined without regard to any offsets from the Retirement Savings Plan. (This has the same effect as if the Supplemental Matching Contributions and Supplemental Retirement Contributions were determined on total pay rather than only on pay over IRS pay limits.)

(viii)
Notwithstanding any provision herein to the contrary, if the Employee is a “specified employee” (as defined for purposes of Code Section 409A), no payment of any amount under this Section 9 that constitutes deferred compensation subject to Code Section 409A shall be made before the date which is six (6) months after the date of the Employee’s Termination Date, or such earlier date upon which such amount can be paid or provided under Code Section 409A without being subject to additional taxes thereunder. To the extent that the Agreement provides for such nonqualified deferred compensation, it is intended to be compliant with Code Section 409A, and shall be interpreted and administered accordingly.

10.
NO MITIGATION OBLIGATION.

Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and except as provided in Section 9(b)(iv), such payments shall not be reduced whether or not Employee obtains other employment.

11.
TAX EFFECT.

No additional payments shall be made to the Employee to account for any excise taxes, income taxes, interest or penalties the employee may incur due to receipt of any Severance Compensation or other payment, benefit, or distribution of any type by the Company pursuant to this Agreement.

Notwithstanding anything in this Agreement or any written or unwritten policy of the Company to the contrary, if it shall be determined that any payment or distribution by the Company to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, any other agreement between the Company and the Employee or otherwise (a “Payment” or “Payments”), would constitute a parachute payment (“Parachute Payment”) within the meaning of Section 280G of the Code and would, but for this Section 11, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Employee of the Payments after payment of the Excise Tax to (ii) the Net Benefit to the Employee if the Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Payments be reduced to the minimum extent necessary to ensure that no portion of the Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the Payments net of all federal, state, local, foreign income, employment and excise taxes. The Payments shall be reduced in a manner that maximizes the Employee’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. Any determination required under this Section 11, including whether any payments or benefits are parachute payments, shall be made by an independent third party expert retained by the Company. The Employee shall provide the Company with such information and documents as the Company may reasonably request in order to make a determination under this Section 11. The Company’s determination shall be final and binding on the Employee. The parties acknowledge that the Employee is solely responsible for the payment of any Excise Tax that is assessed based upon a payment made pursuant to this Agreement or any other payment made by the Company pursuant to any other plan or obligation.

As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time of the initial determination by the independent third party expert, however, it is possible that amounts will have been paid or distributed to or for the benefit of Employee which should not have been so paid or distributed (an “Overpayment”) or that additional amounts which shall not have been paid or distributed to or for the benefit of Employee should have been so paid or distributed (an “Underpayment”), in each case, consistent with the calculation of the amount. If the independent third party expert, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or Employee which the independent third party expert believes has a high probability of success or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment must be treated (if permitted by applicable law) for all purposes as a loan ab initio for which Employee must repay the Company together with interest at the applicable federal rate under Section 7872(f)(2) of the Code; provided, however, that no such loan may be deemed to have been made and no amount shall be payable by Employee to the Company if and to the extent that such deemed loan and payment would not either reduce the amount on which Employee is subject to tax under Section 4999 of the Code or generate a refund of such taxes. If the independent third party expert, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, the independent third party expert must promptly notify the Company of the amount of the Underpayment and such amount, together with interest at the applicable federal rate under Section 7872(f)(2) of the Code, must be paid to Employee.

12.
OUTPLACEMENT SERVICES.

Following a Termination without Cause or resignation for Good Reason during the Protection Period, the Company shall, at its expense, permit the Employee to participate in outplacement assistance services, as determined by the Company, which are: (a) as to executive officers, at a level appropriate for senior management of a public company; and (b) not more than six (6) months in duration. Outplacement services shall be provided in kind; cash shall not be paid in lieu thereof, nor will cash compensation be increased if Employee declines or does not use outplacement services. All outplacement services shall be provided by the last day of the second calendar year beginning after the Employee’s Termination Date.

13.
SUCCESSORS AND ASSIGNS.

This Agreement shall be fully binding upon any Successor Employer or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to the business and/or assets of the Company, in the same manner and to the same extent that the Company would be obligated under this Agreement as if no succession had taken place. In the case of any transaction in which a successor or assign would not by the foregoing provision, or by operation of law, be bound by this Agreement, the Company shall require such successor or assign to expressly and unconditionally assume and agree to perform all the obligations of the Company and each Successor Employer under this Agreement, in the same manner and to the same extent that the Company and each Successor Employer would be required to perform it if no such succession or assignment had taken place. Any failure to obtain such assumption and continuation of this Agreement shall constitute a material breach hereof. Reference to the Company in this Agreement shall, following the Effective Date, include any Successor Employer.

Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Employee, Employee’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal personal representative.

14.
FEES AND EXPENSES.

The Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) reasonably and in good faith incurred by the Employee as they become due as a result of the Employee seeking to obtain or enforce any right or benefit provided by this Agreement.

For purposes of this Section 14, the Employee will not be deemed to have incurred legal fees or expenses reasonably or in good faith if, following resolution of a dispute under this Agreement, Employee has failed to prevail on at least one material issue in dispute. The amount of expenses eligible for reimbursement hereunder during any given calendar year shall not affect the expenses eligible for reimbursement in any other calendar year. Employee shall submit verification of expenses to the Company within sixty (60) days from the date the expense was incurred, and the Company shall reimburse eligible expenses within thirty (30) days thereafter, but in any case no later than the last day of the calendar year following the calendar year in which the expense was incurred. The right to reimbursement of legal fees and expenses hereunder may not be exchanged for cash or any other benefit.

15.
NOTICE.

For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the last known address of Employee or in the case of the Company, to the principal executive office to the attention of the Board of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof if personally delivered, or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

16.
NONEXCLUSIVITY OF RIGHTS.

Except as expressly provided herein, nothing in this Agreement shall prevent or limit Employee’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its Subsidiaries or Affiliates and for which Employee may qualify, nor shall anything herein limit or reduce such rights as Employee may have under any other agreements with the Company or any of its Subsidiaries or Affiliates; provided however that in the event that Employee becomes eligible for any cash severance benefits under a Company severance program, plan or policy as a result of a termination during the Protection Period, then the Severance Compensation payable to Employee under this Agreement shall be reduced by any such cash severance benefits. Amounts which are vested benefits or which Employee is otherwise entitled to receive under any plan or program of the Company or any of its Subsidiaries or Affiliates shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement; provided, however, and notwithstanding anything contained in this Agreement, in the event that Employee is not a participant in or eligible to participate in any Welfare Benefits or the Pension Plan, then nothing contained in this Agreement shall be deemed to provide for or suggest the right in Employee to be a participant in or be eligible to participate in the Welfare Benefits or the Pension Plan.

17.
MISCELLANEOUS.

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

18.
GOVERNING LAW.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of South Dakota.

19.
SEVERABILITY.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

20.
NO GUARANTEED EMPLOYMENT.

Employee and the Company acknowledge that, except as may otherwise be provided under any other written agreement between Employee and the Company, the employment of Employee by the Company is “at will” and may be terminated by either Employee or the Company at any time, subject to the rights and obligations under this Agreement. Moreover, if prior to the Effective Date, Employee’s employment with the Company terminates for any reason, Employee shall have no further rights under this Agreement.

21.
SUBSIDIARY DEEMED TO BE COMPANY FOR PORTIONS OF AGREEMENT.

In the event that subsequent to the date of this Agreement the Employee becomes an employee of a Subsidiary or Affiliate of the Company, or in the event that any Employee is an employee of a Subsidiary or Affiliate of the Company, the references to “Company” in this Agreement shall be deemed to be a reference to the subsidiary or Affiliate which may employ the Employee to the full extent necessary or appropriate to preserve the intent of this Agreement; provided, however, nothing herein shall mean or suggest that any benefits are applicable hereunder upon a change in control of a Subsidiary or Affiliate rather than the Company.

22.
ENTIRE AGREEMENT.

This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

Dated this 15th day of November, 2022.

BLACK HILLS CORPORATION

By:

Linden R. Evans

President and Chief Executive Officer

EMPLOYEE

EXHIBIT A

WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement (the “Waiver and Release”) is entered into by and among Black Hills Corporation (“Company”) and ____________________(“Employee”) this ___ day of _________________, 202_,

1.
General Waiver and Release. For and in consideration of the agreement of Company to provide Employee the severance benefits described in that certain Change in Control Agreement, dated as of ____________, 202_, between Employee and the Company (the “Agreement”), Employee, with the intention of binding himself and all of Employee’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company, Successor Employer, their parents, affiliates, subsidiaries, predecessors, divisions, and successors, and all of their respective past and present officers, directors, stockholders, employees, agents, insurers, employee benefit plans and fiduciaries of such plans, assigns and attorneys (hereinafter collectively referred to as “Released Parties”) from any and all claims, charges, actions, causes of action, sums of money due, suites, debts, covenants, contracts, agreements, rights, damages, promises, demands or liabilities (hereinafter collectively referred to as “Claims”) whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected, which Employee, individually or as a member of any class, now has, owns or holds or has at any time heretofore ever had, owned or held against the Released Parties, including but not limited to all Claims which arise out of or are in any way connected with Employee’s employment with the Company or any of the Released Parties or the termination of any such employment relationship, including, but not by way of limitation, Claims pursuant to federal, state or local statute, regulation, ordinance or common-law for (i) employment discrimination; (ii) wrongful discharge; (iii) breach of contract; (iv) tort actions of any type, including those for intentional or negligent infliction of emotional harm; and (v) unpaid benefits, wages, compensation, commissions, bonuses or incentive payments of any type, except as follows:

a.
Those obligations of the Company and its Affiliates to pay benefits upon termination of employment as set forth in the Agreement, pursuant to which this Waiver and Release is being executed and delivered;

b.
Claims, if any, for Employee’s vested benefits under the retirement plans, savings plans, investment plans and employee welfare benefit plans, if any, of the Released Parties (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), as amended; provided, however, that nothing herein is intended to or shall be construed to require the Released Parties to institute or continue in effect any particular plan or benefit sponsored by the Released Parties and the Company and all other Released Parties hereby reserve the right to amend or terminate any such plan or benefit at any time; and

c.
Any rights to indemnification or advancement of expenses to which Employee may otherwise be entitled pursuant to the Articles of Incorporation or Bylaws of any of the Released Parties, or by contract or applicable law, as a result of Employee’s service as an officer or director of any of the Released Parties.

Employee further understands and agrees that, subject to the exceptions in subparagraphs a., b. and c. above, Employee is knowingly relinquishing, waiving and forever releasing any and all remedies arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for back pay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damage, exemplary damages, costs, expenses and attorneys’ fees.

2.
Waiver and Release of ADEA Claims. Without limiting the generality of the foregoing, and also for and in consideration of the Company’s agreement to provide Employee severance payments and benefits as described in the Agreement, Employee specifically acknowledges and agrees that Employee does hereby knowingly and voluntarily release the Company and all other Released Parties from any and all claims arising under the Age Discrimination in Employment Act, 29 U.S.C. Section 621, et seq. (“ADEA”), which Employee ever had or now has from the beginning of time up to the date this Waiver and Release is executed, including, but not by way of limitation, those ADEA Claims which are in any way connected with any employment relationship or the termination of any employment relationship which existed between the Company or any other Released Parties and Employee. Employee further acknowledges and agrees that the Company is hereby advising Employee to consult with an attorney prior to executing this Waiver and Release and that Employee has been given at least twenty-one (21) days to consider this Waiver and Release prior to its execution. Employee agrees that in the event that Employee executes this Waiver and Release prior to the expiration of the twenty-one (21) day period, Employee shall waive the balance of said period and Employee has decided that Employee does not need any additional time to decide whether to sign this Waiver and Release. Employee also understands that Employee may revoke this Waiver and Release at any time within seven (7) days following its execution and that, if Employee revokes this waiver and Release within such seven (7) day period, it shall not be effective or enforceable and Employee will not receive the above-described consideration or any payments provided for in the Agreement.

3.
Denial of Liability. Employee acknowledges and agrees that neither the payment of severance payments or benefits under the Agreement nor this Waiver and Release is to be construed in any way as an admission of any liability whatsoever by Company or any of the other Released Parties, by whom liability is expressly denied.

4.
No Entitlement to Further Relief. Employee acknowledges and agrees that Employee has not, with respect to any transaction or state of facts existing prior to the date of execution of this Waiver and Release, filed any complaints, charges or lawsuits against any of the Released Parties with any governmental agency or any court or tribunal. Employee further acknowledges and agrees that, with the exception of money provided to Employee by a governmental agency as an award for providing information as a whistleblower, Employee hereby waives any right to accept any relief or recovery, including costs and attorneys’ fees, that may arise from any charge or complaint before any federal, state or local court or administrative agency against the Released Parties.

5.
Company Property and Confidential Information. Employee agrees that Employee will not retain or destroy, and will immediately return to the Company, any and all property of the Company in Employee’s possession or subject to Employee’s control, including, but not limited to, keys, credit and identification cards, personal items or equipment, customer files and information, all other files and documents relating to the Company and its business, together with all written or recorded materials, documents, computer disks, plans, records or notes or other papers belonging to the Company. Employee further agrees not to make, distribute or retain copies of any such information or property. Employee agrees to delete any digital copies of Company information that Employee may have on personal devices or storage media, after first providing a copy to the Company.

The Employee shall hold in a fiduciary capacity for the benefit of the Company all material proprietary information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Employee during the Employee’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge. Employee agrees after termination of the Employee’s employment with the Company, the Employee shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. Notwithstanding any other language in this Waiver and Release to the contrary, Employee understands that Employee may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney if such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or for pursuing an anti-retaliation lawsuit; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and Employee does not disclose the trade secret except pursuant to a court order.

6.
Non-Competition. Employee agrees that for a period of one (1) year following the Termination Date, Employee shall not, without the written express consent of the Company, directly or indirectly, alone or as a partner, owner, officer, director, employee, or consultant of any other firm, business or entity, engage in any activity in competition with the Company; provided, however, that the foregoing shall not be construed to preclude the Employee from making any investments in any securities to the extent such securities are traded on a national exchange or over-the-counter market and such investment does not exceed five percent (5%) of the issued and outstanding voting securities of such issuer.

7.
Non-Solicitation. Employee agrees that for a period of two (2) years following the Termination Date, Employee shall not, directly or indirectly, whether for Employee’s own benefit or on behalf of another: (i) hire or offer to hire any of the Company’s officers, employees or agents; (ii) persuade, or attempt to persuade, any officer, employee or agent of the Company to discontinue any relationship with the Company; or (iii) solicit or divert or attempt to divert any customer or supplier of the Company then doing business in the Company’s service territory.

8.
Non-Disparagement. Employee agrees that for a period of two (2) years following the Termination Date, Employee shall not, directly or indirectly, disparage, criticize, or otherwise make derogatory statements regarding the Company or any aspect of management policies, operations, practices, or personnel of the Company. Notwithstanding the foregoing, nothing contained herein will be deemed to restrict the Employee from providing information to any governmental or regulatory agency (or in any way limit the content of such information) to the extent the Employee is required to provide such information pursuant to applicable law or regulation; nor will the foregoing restrict the Employee from enforcing Employee’s rights under this Waiver and Release.

9.
Permitted Activities. Notwithstanding any other provision hereof, nothing contained in this Waiver and Release is intended to prevent Employee from filing a charge with the United States Equal Employment Opportunity Commission or any other governmental agency, providing information to a governmental agency, participating in an investigation conducted by a governmental agency, or responding to a subpoena or other court order; provided, however, that if Employee receives a subpoena or other court order relating to Employee’s employment with the Company or requesting Company information, before responding to the subpoena Employee will notify the Company of the subpoena and provide the Company a reasonable opportunity to respond and seek protection before disclosing any Company information.

10.
Supersedes All Other Non-Competition, Non-Solicitation and Non- Disparagement Agreements. Employee agrees, that in the event of a Termination Date under the Agreement, the foregoing Section 6. Non-Competition, Section 7. Non- Solicitation and Section 8. Non-Disparagement supersedes any other non-competition, non-solicitation or non-disparagement agreements or provisions that may have been in place prior to the Termination Date.

11.
Confidentiality Agreement. Employee acknowledges that the terms of this Waiver and Release must be kept confidential. Accordingly, Employee agrees not to disclose or publish to any person or entity, except as required by law or as necessary to prepare tax returns, the terms and conditions or sums being paid in connection with this Waiver and Release.

12.
Cooperation. Employee agrees to cooperate with the Company and its attorneys in connection with all lawsuits, claims, investigations, or similar proceedings, including the provision of testimony as my reasonably be required, arising out of or in any way related to Employee’s employment by the Company or any of its Subsidiaries.

13.
Acknowledgement. Employee acknowledges that Employee has carefully read and fully understands the terms of this Waiver and Release and the Agreement and that this Waiver and Release is executed by Employee voluntarily and is not based upon any representations or statements of any kind made by the Company or any of the other Released Parties. Employee further acknowledges that Employee has had a full and reasonable opportunity to consider this waiver Release and that Employee has not been pressured or in any way coerced into executing this Waiver and Release.

14.
Choice of Laws. This Waiver and Release and the rights and obligation so the parties hereto shall be governed and construed in accordance with the laws of the State of South Dakota.

15.
Severability. With the exception of the waiver and releases contained in Sections 1 and 2 hereof, if any provision of this Waiver and Release is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this Waiver and Release and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision. In the event that both of the releases contained in Sections 1 and 2 are unenforceable or are held to be unenforceable, the parties understand and agree that the remaining provisions of this Waiver and Release shall be rendered null and void and that neither party shall have any further obligation under any provision of this Waiver and Release.

16.
Defined Terms. Capitalized terms that are not defined in this Waiver and Release shall have the meanings set forth in the Agreement.

17.
Entire Agreement. This document contains all terms of the Waiver and Release and supersedes and invalidates any previous agreements or contracts regarding the same subject matter; provided, however, the terms of the Agreement that survive the Termination Date shall remain in effect. No representations, inducements, promises or agreements, oral or otherwise, which are not embodies herein shall be of any force or effect.

Please read this document carefully, as it includes a release of claims.

IN WITNESS WHEREOF, the undersigned acknowledges that Employee has read this Waiver and Release Agreement and sets Employee’s hand and seal this __ day of ________________, 2022_.

EMPLOYEE

BLACK HILLS CORPORATION

By:

Title: